BAP ACQUISITION CORP.
				AND SUBSIDIARY
			   (A DELAWARE CORPORATION)
			       NAPLES, FLORIDA


			      FINANCIAL REPORTS
				      AT
			   DECEMBER 31, 1997 AND 1996

			      BAP ACQUISITION CORP.
				 AND SUBSIDIARY
			     (A DELAWARE CORPORTION)
				 NAPLES, FLORIDA



			       TABLE OF CONTENTS


Independent Auditor's Report                                    1

Consolidated Balance Sheets at December 31, 1997 and 1996       2

Consolidated Statements of Changes in Stockholders' Equity
  for the Years Ended December 31, 1997, 1996 and 1995          3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1996 and 1995                              4

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995                              5

Notes to the Consolidated Financial Statements                 6-11

			 INDEPENDENT AUDITOR'S REPORTS


To the Board of Directors
  and Stockholders
BAP Acquisition Corp.
  and Subsidiary
(A Delaware Corporation)
Naples, Florida


	We have audited the accompanying consolidated balance sheets of BAP Acquisition Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of changes in stockholders' equity, operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BAP Acquisition Corp. and Subsidiary as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.






Rotenberg & Company LLP

/s/ William J. Friedman

Rochester, New York
  February 27, 1998

			     BAP ACQUISITION CORP.
				AND SUBSIDIARY
			   (A Delaware Corporation)
				Naples, Florida

			CONSOLIDATED BALANCE SHEETS AT
			   DECEMBER 31, 1997 AND 1996


ASSETS

					 1997           1996
				      __________      __________
Assets

       Revenue Producing Assets -
Net of Accumulated Depreciation       $ 229,670       $ 238,004
Land Held for Investment                 24,000          24,000
Cash and Cash Equivalents                13,486          11,187
Rents Receivable                          1,546           1,380
Other Current Assets                      1,422             512
Tenant Escrow Account                    27,389          20,404
Property and Equipment -
Net of Accumulated Depreciation           6,862           3,628
Organization Costs - Net of
Accumulated Amortization                 27,189          36,511
				      __________      __________

	     Total Assets             $ 331,564       $ 335,626
				      __________      __________

LIABILITIES AND STOCKHOLDERS' EQUITY

       Liabilities
Mortgages Payable                     $ 141,133       $ 145,398
Accounts Payable and Accrued Expenses    15,135           1,307
Tenant Escrow Liability                  27,389          20,404
Due to Stockholder                       17,023          22,555
				       __________      __________

       Total Liabilities              $ 200,680       $ 189,664
				       __________      __________
Stockholders' Equity
Common Stock:  $.001 Par;
20,000,000 Shares Authorized,
4,655,310 Shares Issued and Outstanding   4,655           4,655
Additional Paid In Capital              336,381         336,381
Deficit                                (210,152)       (195,074)
				       __________      __________

       Total Stockholders' Equity     $ 130,884        $ 145,962
				       __________      __________

Total Liabilities and
Stockholders' Equity                  $ 331,564        $ 335,626
				       __________      __________

			   BAP ACQUISITION CORP.
			      AND SUBSIDIARY
			 (A Delaware Corporation)
			      Naples, Florida


      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
	      YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


				     Common
				      Stock     Additional           Total
				    $.001 Par   Paid-In          Stockholders'
			  Shares      Value     Capital   Deficit   Equity
			  _________  ________   ________  ________  ________

Balance-January 1, 1995 4,655,310  $  4,655   $ 10,398  $(180,011) $(164,958)

Non-Cash Capital Contribution
  of Stockholder              ---     ---       325,983      ---     325,983

Net Loss - 1995               ---     ---          ---    (17,377)   (17,377)
			  _________  _________  _________  ________ _________

Balance-December 31, 1995 4,655,310  $ 4,655   $ 336,381 $(197,388) $143,648

Net Income - 1996             ---      ---         ---        2,314     2,314
			  _________  _________   ________  ________  ________

Balance-December 31, 1996 4,655,310  $ 4,655    $ 336,381 $(195,074) $145,962

Net Loss - 1997               ---       ---         ---     (15,078)  (15,078)
			   _________  ________  _________ _________ _________

Balance-December 31, 1997 4,655,310  $ 4,655     $ 336,381 $(210,152) $130,884
			   _________  _________ _________ _________ _________

			    BAP ACQUISITION CORP.
				AND SUBSIDIARY
			  (A Delaware Corporation)
			       Naples, Florida

		   CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
		    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

				  1997          1996            1995
				_________   __________      __________
   Revenues
Commissions                     $   ---      $  7,450         $  1,650
Management Services               24,810       25,860           29,705
Rental Income                     57,072       58,946           27,623
Interest and Other                   240          577              298
				_________    _________       __________
Total Revenues                  $ 82,122     $ 92,833          $ 59,276
				_________    _________       __________
   Direct Expenses
Advertising                     $    126      $   392           $   450
Bad Debts                            ---          ---             8,529
Commission and
Management Fees                      693        3,351               675
Depreciation and Amortization     17,656       17,653            17,267
Insurance                          5,890        3,795               610
Interest                          14,727       15,885             8,600
Real Estate Taxes                  9,156        9,063             1,795
Repairs and Maintenance            9,456        6,375             6,700
Utilities                          4,838        4,034             1,322
				_________     _________       _________

  Total Direct Expenses         $ 62,542     $ 60,548          $ 45,948
				_________     _________       _________

  General and Administrative Expenses
Contributions                   $    260     $    246           $   150
Depreciation                         970          509               428
Dues and Subscriptions             4,271        3,644             3,845
Licenses, Dues and Fees            1,938        1,747               972
Occupancy Expenses                 9,455       10,743            12,951
Office Supplies and Expense        3,534        4,645             6,684
Professional Fees                  9,137        1,989               950
Telephone                          4,099        3,823             3,497
Travel and Entertainment             994        1,318             1,220
				_________    _________        __________
  Total General and
  Administrative Expenses       $ 34,658     $ 28,664          $ 30,697
				_________    _________        __________
  Income (Loss)
Before Provision for Taxes      $(15,078)    $  3,621          $(17,369)

Provision for Taxes                  ---        1,307                 8
				_________   _________          _________

Net Income (Loss)              $ (15,078)    $  2,314          $(17,377)
				_________   _________          _________

				   1997            1996            1995
				__________      __________      __________
Income (Loss) per
  Common Share:                 $ (.003)        $      ---      $ (.004)
				__________      __________      __________
Weighted Average
Number of Common                4,655,310       4,655,310       4,655,310
Shares Outstanding              __________      __________      __________

			   BAP ACQUISITION CORP.
			      AND SUBSIDIARY
			(A Delaware Corporation)
			     Naples, Florida


		   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
		    YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

				      1997            1996            1995
				   _________       __________      _________

Cash Flows from Operating Activities
Net Income (Loss)                   $(15,078)       $   2,314       $(17,377)
Adjustments to Reconcile
Net Income to Net Cash Flows
from Operating Activities:
Amortization                           9,322            9,322         12,422
Depreciation                           9,304            8,840          5,273
Bad Debts                                ---              ---          8,529
Changes in Assets and Liabilities:
Rents Receivable                        (166)           3,016         (8,661)
Other Current Assets                    (910)            (512)         1,104
Accounts Payable and Accrued Expenses 13,828           (5,192)       (23,406)
				    _________       ___________     _________
      Net Cash Flows from
   Operating Activities             $ 16,300         $ 17,788       $(22,116)
				    _________       __________      _________

Cash Flows from Investing Activities
Acquisition of Fixed Assets         $ (4,204)        $ (1,046)      $ (1,006)
Change in Due to Stockholder          (5,532)          (1,686)        24,241
				    _________       __________      _________
   Net Cash Flows from
   Investing Activities             $  (9,736)       $ (2,732)      $ 23,235
				    _________       __________      _________

Cash Flows from Financing Activities
Repayment of Mortgages              $  (4,265)       $ (3,869)      $ (1,119)
				    _________       __________      _________
   Net Cash Flows from
   Financing Activities             $  (4,265)       $ (3,869)      $ (1,119)
				     _________       _________      _________
Net Increase (Decrease)
  in Cash and Cash Equivalents      $   2,299        $ 11,187        $    ---
Cash and Cash Equivalents -
  Beginning of Year                    11,187             ---             ---
				     _________      _________       _________
Cash and Cash Equivalents -
  End of Year                        $ 13,486        $ 11,187        $    ---

				       1997            1996           1995
				     _________       _________      _________

Supplementary Disclosures
Interest Paid                        $ 14,727        $ 15,885        $  8,600
Income Taxes Paid                       1,055             ---              18


		NON-CASH INVESTING AND FINANCING ACTIVITIES

		    Capital Contribution of Stockholder
on June 30, 1995 (See Note H)                                 $ 325,983

			     BAP ACQUISITION CORP.
				AND SUBSIDIARY
			   (A DELAWARE CORPORATION)
			       Naples, Florida


		 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A -        Summary of Transaction
      The consolidated financial statements for all periods presented reflect the Plan of Reorganization which was effected as of November 21, 1995, pursuant to which Ricketts Enterprises International, Inc. became a wholly-owned subsidiary of BAP Acquisition Corp. The business combination is accounted for as a recapitalization.

	All references to the "Corporation" herein include BAP Acquisition Corp. and its wholly-owned subsidiary, Ricketts Enterprises International, Inc., individually or collectively.

Note B -        Nature of Operations and Summary of Significant Accounting
Policies
       BAP Acquisition Corp.
	  The Corporation was formed on August 24, 1994 under the laws of the state of Delaware. On November 21, 1995, the Corporation acquired 100% of the issued and outstanding shares of common stock of Ricketts Enterprises International, Inc., a Florida corporation (hereinafter "REI"). The transaction was treated as a reverse acquisition of the Corporation by REI. Prior to the reverse acquisition, the Corporation had not engaged in any form of business activity and as a result had no operating history. The principal business activity of the Corporation is currently carried on through its wholly-owned subsidiary, REI.

	Ricketts Enterprises International, Inc.
	  REI is a duly licensed real estate corporation in the state of Florida and is presently active in the ownership, management, and sale of residential real estate in the states of Florida, Texas, and New York. The acquisition of REI by BAP Acquisition Corp. has been accounted for as a recapitalization, resulting in the historical operations of REI being treated as the historical operations of the Corporation. Accordingly, the accompanying historical financial statements of REI have been restated to reflect the financial position, results of operations, and cash flows for all years presented as if the reorganization had occurred at the beginning of the earliest period presented.

	Segment Data, Geographic Information, and Significant Customers
       The Corporation operates in one industry segment and receives rental revenues from third party tenants located in Florida and Texas. Approximately 65% of revenues are from rental operations, 35% from commissions and management fees, and less than 1% from interest and other income.

	Method of Accounting
	  The Corporation maintains its books and prepares its financial statements on the accrual basis of accounting.

	Use of Estimates
	  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.


	Concentrations of Credit Risk
	  Financial instruments which potentially expose the Corporation to significant concentrations of credit risk consist principally of bank deposits and rents receivable. Cash is placed primarily in high quality short term interest bearing financial instruments. The Corporation performs evaluations of its clients' financial condition and timely collection procedures on rents receivable.

	Cash and Cash Equivalents
	  Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

	Rents Receivable
	  The Corporation performs evaluations of its clients' financial conditions and collectibility of rents receivable. No allowance for uncollectible accounts has been provided, as management believes that all accounts are collectible.

	Revenue Producing Assets and Depreciation
	  Revenue Producing Assets consist of land and buildings which are stated at cost, less the buildings' accumulated depreciation computed on the straight line method over the estimated useful lives of 28 years.

	  Renewals and improvements are charged to property accounts. Costs of maintenance and repairs that do not improve or extend asset lives are charged to expense. The cost of property retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

	The Revenue Producing Assets are considered long-lived assets and are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. In performing the review for recoverability, the Corporation estimates the future cash flows expected to result from the use of the assets and their eventual disposition in determining their fair value. When required, impairment losses on assets to be held and used are recognized based on the difference between the fair value and the carrying amount of the assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

	Property, Equipment and Depreciation
	  Property and equipment are stated at cost, less accumulated depreciation computed using the straight line method over the estimated useful lives as follows:

		Office Equipment        5 - 10 Years
		Office Furniture        7 - 15 Years

	  Maintenance and repairs are charged to expense. The cost of the assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts.

	Organization Costs and Amortization
	  Organization costs have been capitalized and are being amortized over a life of five years.

	Revenue Recognition
	  Revenues from commissions and management services are recognized as services are rendered. Revenues from rental properties are recognized monthly based on agreed upon payments in month-to-month or one year term lease agreements.

	Reclassifications
	  Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

Note C -        Land Held for Investment
	  The Corporation owns three building lots zoned for duplexes on which it plans to build rental properties as soon as construction and permanent financing can be arranged. The land is recorded at cost on the balance sheet of $24,000.

Note D -        Revenue Producing Assets
	  Revenue Producing Assets consisted of the following at December 31, 1997 and 1996:

				    1997           1996
				__________      _________

Land                           $   33,670      $   33,670
Apartment Buildings               233,315         233,315
				__________      __________
				$ 266,985       $ 266,985
Less: Accumulated Depreciation     37,315          28,981
				__________      __________

Net Revenue Producing Assets    $ 229,670       $ 238,004
				__________      __________

	  Depreciation expense for the years ended December 31, 1997, 1996, and 1995 was $8,334, $8,331, and $4,845, respectively.

Note E -        Property and Equipment
	  Property and equipment are recorded at cost and consisted of the following at December 31, 1997 and 1996:

				   1997            1996
				__________      __________

Office Equipment                $   8,059     $    5,827
Office Furniture                    7,643          5,671
				__________      __________

				$   15,702    $   11,498
Less: Accumulated Depreciation       8,840         7,870
				__________      __________

Net Property and Equipment      $    6,862    $    3,628
				__________      __________

	  Depreciation expense for the years ended December 31, 1997, 1996, and 1995 was $970 $509, and $428, respectively.

Note F -        Organization Costs
	  Organization costs are being amortized over 5 years and consisted of the following at December 31, 1997 and 1996:
				   1997           1996
				__________      __________

Legal Fees                     $   40,000      $   40,000
Property Transfer Fees              6,702           6,702
				_________       __________

				$  46,702       $  46,702
Less: Accumulated Amortization     19,513          10,191
				_________       __________

Net Organization Costs          $  27,189       $  36,511
				_________       __________

	  Amortization expense for the years ended December 31, 1997, 1996, and 1995 was $9,322 $9,322 and $12,422, respectively.

Note G -        Mortgages Payable
	  Mortgages payable consisted of the following at December 31, 1997 and 1996:

						 1997              1996
					      __________        ___________
 1st Nationwide Mortgage
 First mortgage due December, 2020, payable
 in monthly payments of $307 including
  principal and interest at 10.00%.            $  25,134       $    26,247

 Lloyd G. Sheehan
 First mortgage due December, 2025, payable
 in monthly payments of $353 including
 principal and interest at 10.00%.                37,817            38,248

 Lloyd G. Sheehan
 First mortgage due December, 2020, payable
 in monthly payments of $241 including
 principal and interest at 8.75%.                 19,976            21,066

 Fleet Mortgage Group
 First mortgage due December, 2020, payable
 in monthly payments of $256 including
 principal and interest at 9.50%.                 21,285            22,279

 Chase Manhattan Mortgage Corporation
 First mortgage due December, 2020, payable
 in monthly payments of $426 including
 principal and interest at 12.00%.                36,921            37,558
						__________        __________

	       Total Mortgages Payable         $ 141,133         $ 145,398
						__________        __________


	  Aggregate annual maturities of mortgages as of December 31, 1997 are as follows:

			   1998    $    4,705
			   1999         5,191
			   2000         5,729
			   2001         6,322
			   2002         6,978
		2003 and Thereafter   112,208
				    __________

		     Total          $ 141,133
				    __________

	  Interest expense for the years ended December 31, 1997, 1996, and 1995 was $14,727, $15,885, and $8,600, respectively.

Note H -        Related Party Transactions
	  The Corporation rents the office building for its corporate headquarters located in Naples, Florida for $575 per month, based on a month-to-month agreement from Garfield Ricketts, a 60% stockholder. Rent expense in the amount of $6,900 for each of the years ended December 31, 1997, 1996 and 1995 is included in occupancy expenses.

	  The Corporation provides real estate management services for Garfield Ricketts, a 60% stockholder, which include the collection of rents for his personal rental properties and the disbursement of related expenses.
  The Corporation receives 10% of the gross rents collected for this service, which amounted to $19,940 in 1997. Due to Stockholder represents the net amount collected on behalf of Garfield Ricketts.

	  The land held for investment and revenue producing assets owned by the Corporation to date resulted from the transfer of the properties to REI in June, 1995, which were previously owned by Garfield Ricketts, the President of the Corporation and REI. REI managed the properties prior to the transfer and acquired the portfolio at the carrying value from Garfield Ricketts, based on the assumption of the existing outstanding mortgages of the properties. The transaction resulted in a non-cash capital contribution from Garfield Ricketts as shown below.

	  The following transactions occurred during 1994 and 1995 to effect the reverse acquisition of the company by REI and resulted in non-cash capital contributions from Garfield Ricketts, a 60% stockholder:
						       Common      Additional
							Stock   Paid-In-Capital
							__________  __________
Transfer of ownership of Land Held for Investment
and Revenue Producing Assets at cost less accumulated
depreciation to Ricketts Enterprises International, Inc.  $  ---    $ 275,180

Transfer of respective mortgages on Revenue Producing
Assets to Ricketts Enterprises International, Inc.           ---     (148,148)

Cash paid by Garfield Ricketts for Organization Costs        ---       46,702

Converted loan payable to Garfield Ricketts to Common
Stock and Additional Paid-in-Capital                       3,500      152,249
							__________  _________

		Total Non-Cash Contributions             $ 3,500    $ 325,983
							__________  _________

Note I -        Income Taxes
	  The Corporation provides for income taxes based on income reported in the financial statements. Deferred taxes are recognized on the differences between financial statement income and taxable income which are attributable to depreciation and entertainment expenses. The Corporation has $15,078 of net operating loss carryforwards for federal tax purposes as of December 31, 1997, which are available to offset future taxable income through the year 2012.


Note J -        Other Matters
	  REI has an agreement represented by a Letter of Intent dated January 15, 1996 to acquire and operate an additional 26 residential rental properties and one commercial office property held by the former REI shareholders. The properties are valued at approximately $2.5 million, based on Multiple Listing Service's market analysis which tracks sales prices of comparable properties within the area. The acquisition will be completed when permanent financing can be arranged. Financial data of the properties consisted of the following for the years ended December 31, 1997, 1996 and 1995:

				   1997            1996           1995
				__________      ___________     __________

     Rental Income              $ 273,375       $ 266,932       $ 253,097
     Comparable Expenses          117,288         118,478         113,583
				__________       __________     __________

		 Subtotal       $ 156,087         148,454         139,514
     Non-Comparable Expenses      161,022         169,565         165,825
				 __________      __________      __________

		     Net Loss   $ (4,935)       $ (21,111)      $ (26,311)
				 __________      __________      __________

      Non-comparable expenses include mortgage interest, depreciation, corporate expenses, and income taxes. Future estimated taxable operating results of the properties would approximate the results as shown above if the Corporation assumes the existing outstanding mortgages. Results could differ based on the financing structure used to acquire the properties. The Corporation is not aware of any material factors relating to the 27 properties that could cause the above financial information not to be indicative of future operating results. The Corporation does not intend to pay cash distribution from any positive cash flow that may be generated from the properties.